Exhibit 99.1

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil	Jason Thompson
tel: +1 804.444.6397	tel: +1 804.444.2556
mediainquiries@mwv.com

MWV Reports First Quarter Results

•	Net income of $11 million, or $0.06 per share ($29 million, or $0.16 per share ex-items)

•	Sales growth of 2% (3.6 percent ex-currency) reflecting volume growth in targeted packaging and specialty chemicals markets and contribution from acquisitions

•	Company to exit beauty and personal care folding carton in Europe and Brazil

•	Sets overhead cost reduction program targeting $65 to $75 million in 2014

RICHMOND, Va., April 30, 2013—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported a 2 percent sales increase for the first quarter of 2013 (3.6 percent on a constant currency basis), primarily reflecting higher volumes in targeted markets for food, tobacco, industrial, personal care and healthcare packaging, as well as increased volumes of higher value specialty chemical solutions. The company’s sales also benefited from the additions of the recently acquired corrugated business in India (Ruby Macons) and the pine chemicals business in Brazil (Resitec).

Income from continuing operations attributable to the company of $11 million, or $0.06 per share ($29 million, or $0.16 per share ex-items), declined compared to the previous year. Colder weather in key regions as compared to last year negatively impacted first quarter sales volumes of beverage packaging, home and garden packaging, and asphalt paving chemicals. In addition, lower consumer confidence and spending in Europe continued to impact sales volumes of beauty and personal care folding carton packaging. Industrial packaging results in Brazil were above the company’s expectations, but declined versus the previous year primarily due to inflation and unfavorable foreign currency impacts. The Food & Beverage and Specialty Chemicals segments also experienced operational challenges related to planned outages in the quarter, which impacted the results in those segments. Sales and earnings in the Community Development and Land Management business increased modestly.

“External factors and temporary operating challenges masked the momentum we are continuing to gain with our profitable growth strategies across our businesses,” said John A. Luke, Jr., chairman and chief executive officer of MWV. “While our first quarter results were disappointing, we continue to see measurable progress from our strategies, and are taking further actions to accelerate our performance and ensure that we achieve our financial goals.”

Folding Carton Exit – Beauty and Personal Care

Consistent with plans to improve margins in its Home, Health & Beauty segment by focusing on the highest return product offerings, MWV will exit the beauty and personal care folding carton business in Europe and Brazil. In Europe, the company is assessing strategic options to accomplish an exit through the sale of this business. In Brazil, the company will repurpose its folding carton operation during the second half of 2013 to manufacture high value, differentiated beauty and personal care dispensing products to meet significant market growth opportunities.

Overhead Cost Reduction Actions

MWV is undertaking an enterprise-wide overhead cost reduction plan, which is expected to result in annual cost savings between $65 and $75 million by the end of 2014. To achieve these savings, the company is refocusing and streamlining its operations, as well as consolidating general and administrative support across the organization. A substantial portion of the actions will be completed this year and the company expects benefits of $25 to $30 million in 2013.

Evaluation of Land Management Business

MWV has been executing on a strategy to maximize the value of the company’s 650,000 acre land portfolio located in five Southeastern states. In connection with this ongoing process, at the end of last year the company retained Bank of America Merrill Lynch and Goldman Sachs & Co. to assist in the exploration of strategic options to unlock the value of its Community Development and Land Management assets. This process includes forestlands, properties with mineral rights, and development properties in the Charleston, South Carolina, region.

“When we established the Community Development and Land Management business, we indicated that we would review options when the timing was appropriate,” said Luke. “An improvement in market fundamentals as well as progress in the business suggested the timing was right to review a broad range of alternatives, and that process is ongoing.”

“With respect to MWV’s development projects, which encompass over 100,000 acres in the Charleston, South Carolina, area, we are pleased with the significant progress and value creation our experienced team has achieved,” continued Luke. “We will consider transactions in which MWV retains control and the present Community Development and Land Management development team remains engaged to ensure that the company’s stewardship commitment remains intact and that our shareholders benefit from the significant value that already has been and will be created with these properties.”

Quarterly Comparison

Sales from continuing operations in the first quarter of 2013 were $1.34 billion compared to $1.31 billion in the first quarter of 2012. Income from continuing operations attributable to the company in the first quarter of 2013 was $11 million, or $0.06 per share, and included after-tax restructuring charges of $18 million, or $0.10 per share. Income from continuing operations attributable to the company in the first quarter of 2012 was $50 million, or $0.29 per share, and included after-tax restructuring charges of $7 million, or $0.04 per share.

Adjusted income and adjusted earnings per share from continuing operations, excluding after-tax restructuring charges, were $29 million, or $0.16 per share, for the first quarter of 2013 compared to $57 million, or $0.33 per share, for the first quarter of 2012. Refer to the “Use of Non-GAAP Measures” section of this release.

First Quarter Segment Results

Following is a summary of first quarter 2013 results by business segment. All comparisons of the results for the first quarter of 2013 are with the first quarter of 2012 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, profit declined to $40 million in the first quarter of 2013 compared to $63 million in the first quarter of 2012. Sales grew to $761 million in the first quarter of 2013 compared to $747 million in the first quarter of 2012.

Sales growth was led by solid overall paperboard volume growth, including gains in food and tobacco packaging. Increased demand for these solutions more than offset volume declines in beverage packaging due to unseasonably cold weather in North America, Europe and Southeast Asia, and lower volumes in food service packaging. Lower pricing across several paperboard markets and mix impact from the decline in beverage and food service packaging resulted in lower overall product pricing and mix.

Profit performance in 2013 reflects the benefit of overall volume gains in targeted packaging solutions. These benefits were more than offset by the combined impact of lower product pricing and mix, as well as higher than expected costs related to planned maintenance outages at the company’s paperboard mills in Cottonton, Alabama and Evadale, Texas, which negatively impacted segment profit in the quarter by $8 million versus 2012. Higher costs for certain raw materials, principally fiber due to wet conditions in the Southeast, and freight, as well as unfavorable foreign currency exchange also impacted results.

Home, Health & Beauty

In the Home, Health & Beauty segment, profit was $3 million in the first quarter of 2013 compared to $12 million in the first quarter of 2012. Sales were $188 million in the first quarter of 2013 compared to $200 million in the first quarter of 2012.

Overall sales were negatively impacted by lower than expected volumes in home and garden packaging due to the unseasonably cold weather in North America, which delayed the start of the home improvement and lawn and garden season. Declines in these packaging solutions also negatively impacted product mix. In addition, the segment experienced lower volumes and pricing in beauty and personal care folding carton packaging in Europe due to ongoing recessionary conditions in the region. The segment partially offset these declines with gains in higher value beauty and personal care products, including fine mist dispensers and caps and closures. Healthcare packaging sales also grew from continued gains in medical dispensers.

Profit in 2013 reflected volume declines in higher value home and garden packaging solutions, as well as losses in beauty and personal care folding carton. As a result, overall volume, product mix and productivity declined. Input cost inflation in certain raw materials, principally plastic resins, also negatively impacted results as raw material costs are recaptured in later periods, per contractual arrangements with customers.

Industrial

In the Industrial segment, profit declined to $11 million in the first quarter of 2013 compared to $19 million in the first quarter of 2012. Sales grew to $132 million in the first quarter of 2013 compared to $114 million in the first quarter of 2012.

Overall sales volumes were solid, as the segment continued to increase its share in corrugated packaging for targeted meat, produce, household goods and raw materials end markets. Improved product pricing and mix in the Brazil market, along with contribution from the recently acquired corrugated business in India, drove overall sales growth. Unfavorable foreign currency exchange partially offset these gains.

The segment’s profit performance in 2013 reflected steady demand across targeted end markets in Brazil, as well as improved pricing and product mix, and contributions from the corrugated business in India. These benefits were more than offset by the impacts from raw materials inflation and higher labor costs, the ongoing production ramp-up on the new machine (Tres Barras No. 4), as well as unfavorable foreign currency exchange.

Specialty Chemicals

In the Specialty Chemicals segment, profit was $49 million in the first quarter of 2013 compared to $58 million in the first quarter of 2012. Sales increased to $226 million in the first quarter of 2013 compared to $207 million in the first quarter of 2012.

Sales were driven by continued growth in higher value end markets for pine chemicals, including oilfield and adhesives, and carbon technologies. The segment’s recently acquired pine chemicals business in Brazil also contributed to sales growth.

The decline in segment profit was principally due to planned and unplanned maintenance outages at the company’s pine chemicals and carbon facilities, which negatively impacted productivity. Specifically, the company’s North Charleston, South Carolina chemicals refinery was shut down longer than expected following a planned maintenance outage. The DeRidder, Louisiana chemicals refinery and the Covington, Virginia carbon plant experienced unplanned outages during the quarter. Combined, the outages negatively impacted segment profit by $6 million versus 2012. Segment profit was also impacted by costs associated with continued growth investments to increase market share in targeted higher value pine chemicals and carbon technologies markets.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $39 million in the first quarter of 2013 compared to $46 million in the first quarter of 2012. Profit was $16 million in the first quarter of 2013 compared to $14 million in the first quarter of 2012.

Profit from real estate activities was $11 million in the first quarter of 2013 compared to $9 million in the first quarter of 2012. The segment sold approximately 11,300 acres for gross proceeds of $20 million in the first quarter of 2013 compared to approximately 13,000 acres for gross proceeds of $22 million in the first quarter of 2012. Profit from forestry operations and leasing activities was $5 million in the first quarters of 2013 and 2012.

Other Items

In the first quarter of 2013, total pretax input costs of energy, raw materials and freight increased by $11 million compared to the first quarter of 2012 on a continuing operations basis.

In the first quarter of 2013, the pretax impact on earnings from foreign currency exchange was $7 million unfavorable compared to the first quarter of 2012 on a continuing operations basis.

Cash flow used in operating activities from continuing operations was about $90 million in the first quarter of 2013 compared to $86 million in the first quarter of 2012. The usage reflects the company’s working capital needs for the peak selling seasons across many of its packaging and specialty chemicals end markets.

Capital spending from continuing operations was $114 million in the first quarter of 2013 compared to $149 million in the first quarter of 2012. The decline primarily reflects lower investment related to the company’s business expansion in Brazil, which was substantially completed in 2012.

The company’s U.S. qualified retirement plans remain over-funded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations, excluding the effects of discrete tax items, was approximately 32 percent in the first quarter of 2013. The mix and level of earnings between domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates.

MWV paid a regular quarterly dividend of $0.25 per share during the first quarter of 2013. On April 22, 2013, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on June 3, 2013, to shareholders of record at the close of business on May 2, 2013.

Use of Non-GAAP Measures

Income and earnings per share from continuing operations, adjusted to exclude after-tax restructuring charges, is not meant to be considered in isolation or as a substitute for income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude after-tax charges that management believes are not indicative of the ongoing operating results of the business.

Outlook

In the second quarter of 2013, MWV expects earnings to be lower compared to year-ago levels on a continuing operations basis. The company expects continued momentum with its profitable growth strategies to drive volume improvement across its targeted Packaging and Specialty Chemicals businesses. In addition, the company is expecting to generate product pricing improvement and to benefit from its recent acquisitions in the Industrial and Specialty Chemicals businesses. These benefits are expected to be more than offset by a planned major cold outage at the Covington, Virginia paperboard mill and lower land sales.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1096 (toll-free domestic) or 1 (612) 332-0226 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on April 30, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 287502.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its land holdings through forestry operations, property development and land sales. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2005. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$1,344	$1,313

Cost of sales	1,129	1,040
Selling, general and administrative expenses	168	161
Interest expense	40	41
Other income, net	(4)	(10)

Income from continuing operations before income taxes	11	81

Income tax (benefit) provision	(1)	30

Income from continuing operations	12	51

Loss from discontinued operations, net of income taxes	—	(1)

Net income	12	50
Less: Income attributable to non-controlling interests, net of taxes	1	1

Net income attributable to the company	$11	$49

Income from continuing operations attributable to the company	$11	$50

Net income per diluted share attributable to the company:

Income from continuing operations	$0.06	$0.29
Loss from discontinued operations	—	(0.01)

Net income attributable to the company	$0.06	$0.28

Shares used to compute net income per diluted share	179.4	175.3

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$417	$663
Accounts receivable, net	674	607
Inventories	689	661
Other current assets	172	135

Current assets	1,952	2,066

Property, plant, equipment and forestlands, net	3,736	3,740
Prepaid pension asset	1,294	1,258
Goodwill	718	719
Other assets	1,105	1,125

	$8,805	$8,908

Liabilities and Equity
Accounts payable	$578	$597
Accrued expenses	380	446
Notes payable and current maturities of long-term debt	75	63

Current liabilities	1,033	1,106

Long-term debt	2,085	2,100
Other long-term obligations	1,300	1,298
Deferred income taxes	1,016	1,026

Shareholders’ equity	3,353	3,360
Non-controlling interests	18	18

Total equity	3,371	3,378

	$8,805	$8,908

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended March 31,
	2013	2012
Sales
Food & Beverage	$761	$747
Home, Health & Beauty	188	200
Industrial	132	114
Specialty Chemicals	226	207
Community Development and Land Management	39	46

Total	1,346	1,314
Inter-segment eliminations	(2)	(1)

Consolidated total	$1,344	$1,313

Segment profit
Food & Beverage	$40	$63
Home, Health & Beauty	3	12
Industrial	11	19
Specialty Chemicals	49	58
Community Development and Land Management	16	14

Subtotal	119	166
Non-controlling interests	1	1
Corporate and Other [1]	(109)	(86)

Consolidated total [2]	$11	$81

[1]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income, interest expense and income, results from non-controlling interests, certain legal settlements, and gains and losses on certain asset sales.

[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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